UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2026

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5370 Kietzke Lane, Suite 201 Reno, Nevada 89511
(Address of principal executive offices)

(775) 446-4418
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class Common stock: Par value $.001	Trading Symbol(s) AQMS	Name of each exchange on which registered Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Term Sheet

On February 6, 2026, Aqua Metals, Inc., a Delaware corporation (the “Company” or “Aqua Metals”), entered into a term sheet (the “Term Sheet”) with Lion Energy, LLC, a Utah limited liability company (“Lion Energy”), and certain members of Lion Energy (the “Members”), as amended and restated on February 10, 2026, setting forth certain terms and conditions pursuant to which the Company intends to acquire all of the issued and outstanding equity interests of Lion Energy, subject to the negotiation and execution of a definitive acquisition agreement and the satisfaction of specified conditions. The parties to the Term Sheet have agreed to use commercially reasonable efforts to execute a definitive acquisition agreement for the proposed transaction by March 31, 2026.

The Term Sheet provides that the aggregate consideration payable at the closing of the proposed transaction, which will not exceed $94.9 million, would consist of a combination of (i) cash and other consideration in the total amount of $4.1 million of investment previously made by the Company in Lion Energy (“Cash Consideration”), (ii) $25.8 million of common stock, par value $0.001 per share, of the Company (the “Company common stock”), and subject to the Common Stock Cap, Series X Preferred Stock (as defined below) (together with the Company common stock, “Equity Consideration”), and (iii) up to $65 million in earn-out consideration (“Earn-Out Consideration”).

The Term Sheet provides that the number of shares of Company capital stock to be issued to the Members as Equity Consideration at the closing of the proposed transaction (“Base Share Number”) would be determined by dividing $25.8 million by the volume weighted average price of the Company common stock on Nasdaq over the 20 trading days preceding the closing date (the “closing price”), subject to the Common Stock Cap (as defined below). The issuance of the Company capital stock to the Members at Closing would be made in reliance on an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 4(a)(2) thereof, relating to sales by an issuer not involving a public offering.

The Term Sheet also provides that the Earn-Out Consideration would be subject to Lion Energy realizing greater than $55 million of revenue over a period of 12 consecutive full calendar months following the closing date (the “Earn-Out Period”) and, subject to realizing the minimum revenue amount, calculated based on a weighted performance score derived from Lion Energy’s revenue and EBITDA over the Earn-Out Period using the following formula:

Earn-Out Consideration = $65,000,000 x ((RF x 0.70) + (EF x 0.30))

Where:

●	RF = Revenue – 55,000,000
85,000,000

●	EF = EBITDA Margin – 8%
4%

Unless EBITDA Margin is greater than 12% in which case

EF = 1.1 + (EBITDA Margin – 12%)

●	Revenue = Lion Energy’s cumulative revenue over the Earn-Out Period, calculated in accordance with U.S. GAAP, consistently applied, including ASC 606 and standard matching principles.

●	EBITDA = Lion Energy’s earnings before interest, taxes, depreciation, and amortization over the Earn-Out Period, calculated in accordance with U.S. GAAP, consistently applied.

●	EBITDA Margin = EBITDA
Revenue

●	EF shall be zero if either Lion Energy’s EBITDA is zero or negative or if Lion Energy’s EBITDA Margin is 8% or less.

Following the closing of the proposed transaction (“Closing”), it is anticipated that the board of directors of the Company will be initially comprised of five members, consisting of (i) three existing independent directors of the Company, Steve Cotton, the President and Chief Executive Officer of the Company, and the majority owner of Lion Energy. In addition, following the Closing, the board of directors of the Company would identify up to two additional independent directors, any such appointment to be subject to the Company’s existing corporate governance and director nomination process and compliance with applicable Nasdaq, SEC rules and other requirements governing directors.

Execution of definitive agreements for the proposed transaction is subject to a number of conditions, including (i) receipt of a fairness opinion satisfactory to the Company; (ii) completion of quality of earnings and market/commercial diligence with no material adverse finding; (iii) closing of a fully executed and funded asset-based lending facility or similar credit facility providing for aggregate committed availability of not less than $25 million simultaneously with the Closing; (iv) execution of a supply and offtake agreement with American Battery Factory Inc.; (v) Nasdaq approval of the Company’s listing of the shares to be issued to the Members; and (vi) receipt of all required board and stockholder approvals. The Term Sheet also contemplates that the definitive acquisition agreement would include customary closing conditions, including, without limitation, (1) delivery of the Closing deliverables referenced in the Term Sheet and other customary deliverables; (2) receipt of material, third-party consents; (3) there being no material adverse effect (as such term would be defined in the definitive acquisition agreement) from the effective date of the definitive acquisition agreement until closing; and (4) termination of any related party arrangements.

The Term Sheet provides that following the Closing, the Company would promptly prepare and file with the SEC a registration statement of the Company registering the resale by the Members of the Equity Consideration in connection with the proposed transaction and would use commercially reasonable efforts to cause the applicable registration statement to be declared effective no later than 90 days after the Closing. In addition, concurrent with the execution of the definitive acquisition agreement, the Members would enter into lock-up agreements, pursuant to which the Members will be subject to customary lock-up provisions for a 180-day period following the Closing date, subject to customary exceptions.

Under the Term Sheet, Lion Energy and the Members are subject to an exclusivity period until May 31, 2026, whereby such parties are restricted from (i) participating in any negotiations or soliciting, initiating or encouraging submission of inquiries, proposals or offers from any potential buyer relating to the disposition of its assets, its business or the equity of Lion Energy or any material part thereof; (ii) entering into any agreement or take any action that by its terms or effect could reasonably be expected to adversely affect the ability of the parties to consummate the proposed transaction on the terms and conditions set forth in the Term Sheet; or (iii) furnishing or authorizing any agent or representative to furnish any information concerning the Term Sheet or the transactions contemplated thereby to any party. In the event of a breach of such exclusivity provision, Lion Energy would pay the Company a break-up fee of $1 million.

The Term Sheet contemplates that certain senior management employees of Lion Energy would enter into employment agreements with the Company and that the Company would use its commercially reasonable efforts to retain certain of its senior management employees following the Closing. The Term Sheet also provides that Lion Energy would deliver to the Company its financial statements for the fiscal years ended December 31, 2025 and 2024, prepared in accordance with U.S. GAAP and audited in accordance with AICPA standards, no later than February 20, 2026, in form and substance reasonably satisfactory to the Company. Furthermore, the Term Sheet contemplates that the first $10 million of capital raised by the Company post-Closing of the proposed transaction will be earmarked for Lion Energy’s near-term growth initiatives.

The Term Sheet also provides that in the event the Base Share Number would represent greater than 45% of the Company’s issued and outstanding common stock immediately following the Closing (the “Common Stock Cap”), then the Equity Consideration shall consist of no more than 45% of the outstanding shares of Company common stock immediately after the Closing, plus a number of shares of a new series of preferred stock (the “Series X Preferred Stock”) equal to the shares of Company common stock the Members would be entitled to without regard to the Common Stock Cap less the shares of Company common stock to be issued based on the Common Stock Cap; provided further that the shares of Company common stock to be issued to the majority member of Lion Energy and his affiliates would not represent more than 40% of the outstanding shares of Company common stock immediately after the Closing. The anticipated rights, preferences and privileges of the Series X Preferred Stock are set forth immediately below:

Conversion: Each share of Series X Preferred Stock would automatically convert into one share of Company common stock on the third anniversary of the Closing. The Series X Preferred Stock would not be convertible at the option of the holder (subject to the anti-dilution provisions set forth below).

Voting Rights: Except as otherwise required by law, the Series X Preferred Stock would not have voting rights. However, as long as any shares of Series X Preferred Stock are outstanding, the Company would not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series X Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series X Preferred Stock or alter or amend its charter documents, if such action would adversely alter or change the rights, preferences and privileges of the Series X Preferred Stock, (ii) issue additional shares of Series X Preferred Stock or increase or decrease (other than by automatic conversion) the number of authorized shares of Series X Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Dividends: Holders of Series X Preferred Stock would be entitled to receive dividends on shares of Series X Preferred Stock equal, on an as-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of Company common stock.

Liquidation and Dissolution: The Series X Preferred Stock would rank on parity with Company common stock, on an as-converted-to-common-stock basis, upon any such liquidation, dissolution or winding-up of the Company, which would include any sale of the Company.

Anti-Dilution: There would be anti-dilution protection provisions such that to the extent that the Members’ voting power falls below 45% at any time, the Series X Preferred Stock would be convertible into common stock to the extent such voting power is below the 45% cap.

There can be no assurance that a definitive acquisition agreement will be executed or that the proposed transaction will be consummated.

The foregoing description of the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Sheet, a copy of which is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Subordinated, Last Out Participation Agreement

In connection with Company’s execution of the Term Sheet, the Company made available to Lion Energy $4.1 million of working capital by way of the Company’s purchase of a junior participation interest in Lion Energy’s existing credit facility.

On February 6, 2026, the Company entered into a certain Subordinated, Last Out Participation Agreement (the “Participation Agreement”), by and between the Company and GRC SPV Investments, LLC, a Delaware limited liability company (“Assigning Lender”), in connection with that certain senior secured Loan and Security Agreement, dated as of December 20, 2024, by and among Lion Energy, the Assigning Lender and other lenders party thereto, among others (the “Lion Energy Loan Agreement”). Pursuant to the Participation Agreement, the Company purchased from the Assigning Lender a 100% subordinated, last out participation interest in the Lion Energy Loan Agreement in the amount of $4.1 million. The Company funded its participation through $2.0 million in cash paid to the Assigning Lender and $2.1 million in product previously delivered to Lion Energy, which became part of the collateral securing the senior facility. As a result of the Company’s purchase of the participation interest, the lenders under the Lion Energy Loan Agreement made available to Lion Energy $4.1 million of credit under the facility. The Company’s participation interest is fully secured by all of the assets of Lion Energy, among other security interests and guarantees, however it is fully subordinated to all other obligations under the senior credit facility, provides no voting or consent rights other than restrictions on reducing principal or interest, and entitles the Company to payment only after all senior obligations have been indefeasibly paid in full. The participation is without recourse to Assigning Lender, and the Company bears the full economic risk of its interest.

The foregoing description of the Subordinated, Last-Out Participation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Subordinated, Last-Out Participation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 6, 2026, the Company entered into the Participation Agreement with the Assigning Lender. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 8.01 Other Events

On February 10, 2026, the Company issued a press release announcing its entry into the Term Sheet. The full text of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Additional Information

The Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction contemplated by the Term Sheet. Investors and security holders are advised to read the proxy statement regarding the proposed transaction when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of this Current Report on Form 8-K, the proxy statement, when available, and other documents filed by the Company at the SEC’s web site at www.sec.gov. The proxy statement and such other documents may also be obtained, when available, from the Company by directing such request to Aqua Metals, Inc., 5370 Kietzke Lane, Suite 201, Reno, Nevada 89511, Attention: Investor Relations. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of the Company with respect to the transaction contemplated by the Term Sheet. A description of any interests that the Company’s executive officers and directors have in the proposed transaction will be available in the proxy statement. Information regarding the Company’s executive officers and directors is included in the Company’s definitive proxy statement filed with the SEC on June 23, 2025.

Forward Looking Statements

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations for Aqua Metals acquisition of Lion Energy, the anticipated value of the proposed transaction, expectations for utilization of Lion Energy’s products and technology following the completion of the transaction, and other activities expected to occur as a result of the transaction. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, (i) the risk that the acquisition transaction may not be completed in the second quarter of fiscal 2026, or at all, (ii) risks related to the integration of Lion Energy’s products, technology and operations with Aqua Metals’ existing and planned products, technology and operations, (iii) risks related to the inability to obtain, or meet conditions imposed for, governmental and other approvals of the transaction, including approval by stockholders of Aqua Metals, (iv) risks related to any uncertainty surrounding the transaction, and the costs related to the transaction, (v) the risk that the impact on Aqua Metals’ ongoing operational results from the transaction will be more adverse to Aqua Metals than anticipated, (vi) the risk that Aqua Metals may not be able to obtain the additional capital necessary to expand its recycling facilities or even sustain its current level of operations, and (vii) those other risks disclosed in the section “Risk Factors” included in Aqua Metals’ Annual Report on Form 10-K filed with the SEC on March 31, 2025. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. Aqua Metals does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Exhibit Description
1.1	Term Sheet, dated February 10, 2026, by and among the Company, Lion Energy, LLC and the members of Lion Energy, LLC
10.1	Subordinated, Last-Out Participation Agreement, dated as of February 6, 2026, by and between the Company and GRC SPV Investments, LLC
99.1	Press release, dated February 10, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: February 11, 2026	/s/ Eric West
Eric West
Chief Financial Officer